Exhibit 99.1

Omega Protein Announces New $55 Million Senior Credit Facility

HOUSTON, March 26, 2007 – Omega Protein Corporation (NYSE symbol: OME), the nation’s leading producer of Omega-3 fish oil and specialty fish meal products, today announced that it has entered into a new $55 million senior credit facility with a syndicate of banks led by Bank of America, N.A. The new credit facility consists of a 5-year revolving credit facility of up to $20 million, including a $7.5 million sub-limit for the issuance of standby letters of credit and a $2.5 million sub-limit for swing line loans, and a 5-year term loan facility of $35 million. The facility is secured by substantially all of the Company’s assets except for those already pledged in connection with existing federal Fisheries Finance Program loans.

The new credit facility replaces the Company’s existing financing facility with Abelco Finance LLC, an affiliate of Cerberus Capital Management, L.P., under which, as of the closing date, $28.7 million was outstanding under a term loan and $6.5 million was outstanding under revolving loans and letters of credit.

Joe von Rosenberg, Chairman of the Board and Chief Executive Officer of Omega Protein, commented: “This new credit facility provides the Company with more favorable terms than the old facility and should reduce our future borrowing costs. We are pleased with the new relationship with Bank of America, N.A. and the other syndicate banks – Compass Bank, Regions Bank and Farm Credit Bank of Texas.”

In connection with the termination of the old Abelco financing facility, the Company expects to incur a charge in the first quarter of 2007 for the write-off of loan origination and related fees and prepayment fees.

About Omega Protein

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions and disease; (2) the impact of worldwide supply and demand relationships on prices for the Company’s products; (3) Omega Protein’s expectations regarding demand for OmegaPure® proving to be incorrect; and (4) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business and its deferral of inventory sales based on worldwide prices for competing products. These and other factors are described in further detail in Omega’s filings with the Securities and Exchange Commission, including its 2006 Annual Report on Form 10K under the headings, “Management’s Discussion and Analysis of Financial Condition” and “Risk Factors.”

CONTACT:

Investor Relations, (713) 623-0060

Web site: www.omegaproteininc.com

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